                                                                    EXHIBIT 15-9

August 3, 2004

Michigan Consolidated Gas Company
Detroit, Michigan

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Michigan Consolidated Gas Company and subsidiaries for the periods ended June 30, 2004 and 2003, as indicated in our report dated August 3, 2004 (which report included an explanatory paragraph regarding Michigan Consolidated Gas Company's application of the provisions of Financial Accounting Standards Board Staff Position No. 106-2, which relates to accounting for the effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003, retroactive to January 1, 2004); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, is incorporated by reference in Registration Statement No. 333-63370 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Detroit, Michigan